Exhibit 107

Calculation of Filing Fee Tables

Registration Statement on Form S-3

MIND MEDICINE (MINDMED) INC.

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	—	—	—	—	—	—	—	—

	Equity	Common Shares	457(o)	(1)	(1)	(1)	—	—

	Other	Warrants	457(o)	(1)	(1)	(1)	—	—

	Unallocated (Universal) Shelf	—	457(o)	(1)	(1)	$19,814,458	$147.60 per million	$2,924.62

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—		—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$19,814,458		$2,924.62

	Total Fees Paid Previously							—

	Total Fee Offsets							—

	Net Fee Due							$2,924.62

(1)

The Registrant previously registered the offer and sale of certain securities having a proposed maximum aggregate offering price of $200,000,000 pursuant to a Registration Statement on Form S-3 (File No. 333-264648) (the “Prior Registration Statement”), which was initially filed on May 4, 2022 and declared effective by the Securities and Exchange Commission on May 16, 2022. As of the date hereof, a balance of $99,072,290 of such securities remains unsold under the Prior Registration Statement. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV(A) of Form S-3, the Registrant is hereby registering the offer and sale of an additional $19,814,458 of its securities. The additional amount of securities that is being registered for offer and sale represents no more than 20% of the maximum aggregate offering price of the remaining securities available to be sold under the Prior Registration Statement.